Contacts:
      Community Central Bank Corp. -Ray Colonius - 586 783 4500
      Marcotte Financial Relations - Mike Marcotte - 248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUCES Q1 EARNINGS	FOR IMMEDIATE RELEASE

First Quarter 2005 Highlights

    First quarter earnings up 37% over Q1 2004.
    Assets total $412 million
    Announced merger with River Place Financial Corporation
    Five percent stock dividend declared
    Successful rights offering

MOUNT CLEMENS, Mich., April 27, 2005 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted increased earnings for the quarter ended March 31, 2005, David A. Widlak, President and Chief Executive Officer of Community Central Bank Corporation, reported today.

Net income for the first quarter of 2005 increased 37% to $752,000, or $0.24 per diluted share, from $548,000, or $0.19 per diluted share for the first quarter ended 2004.

"We are pleased with our overall performance during the first quarter. Our strategy has continued to yield earnings growth. Some of our recent initiatives, such as the announced merger with River Place Financial Corporation and our successful rights offering, will allow us to diversify our business lines while continuing to grow assets. Upon regulatory approval of the River Place merger, we plan to offer to our new and existing customers trust and wealth management services to complement our relationship-focused product line. By providing our customers with a full range of business and retail services, we will enhance our ability to compete with much larger institutions and to grow our market share," stated Mr. Widlak.

Assets at March 31, 2005 totaled $411.6 million, increasing $20.1 million during the first quarter of 2005. Total loans increased $4.6 million, which was primarily comprised of commercial and commercial real estate loans. Total deposits increased $14.8 million for the first quarter of 2005. Total nonperforming loans represented 0.16% of total loans at March 31, 2005, compared to 0.25% at December 31, 2004. The allowance for loan losses as a percentage of nonperforming loans was 692.7% at March 31, 2005. Our Tier 1 capital leverage ratio stood at 10.18% at March 31, 2005, up from 8.47% at December 31, 2004. The increase in capital was primarily due to the completion of the rights offering in February 2005.

Net interest income increased $340,000, or 12.3% for the first quarter of 2005 compared to the first quarter of 2004. The increase in net interest income was attributable to growth in earning assets, coupled with an increase in net interest margin. Net interest margin increased to 3.34% from 3.19% for the first quarter of 2005 compared to the same period in 2004.

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Community Central Bank Corp.
Q1 2005 results

Noninterest income decreased during the first quarter 2005 compared to the same 2004 quarter. This decrease was largely offset by a decrease in noninterest expense. The decrease in noninterest income was primarily the result of a decrease in gains on the sale of mortgage loans, which was attributable to lower volumes of residential mortgage loan sales as compared to the same period the prior year. The offsetting decrease in noninterest expense was largely attributable to a reduction in costs associated with residential mortgage loan origination activity, with the largest area representing commission expense.

The Corporation recently announced a 5% stock dividend, payable June 1, 2005, to shareholders of record May 2, 2005.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area.

On February 16, 2005, the Corporation announced it had signed a definitive agreement to acquire River Place Financial Corporation. Following the acquisition, River Place Financial will be merged into the Bank, with the newly created Trust division providing customers with trust and wealth management services. The Corporation's common shares trade on The Nasdaq National Market under the symbol "CCBD".

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

Community Central Bank Corp.
Q1 2005 results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data

	Three months ended March 31,
	Unaudited	Unaudited
	2005	2004
	(In thousands)
OPERATIONS
Interest income	$5,427	$4,668
Interest expense	2,324	1,905

Net Interest Income	3,103	2,763
Provision for credit losses	100	125

Net Interest Income after Provision	3,003	2,638
Noninterest income	946	1,598
Noninterest expense	2,889	3,487

Income before Taxes	1,060	749
Provision for income taxes	308	201

Net Income	$752	$548

	Three months ended March 31,
	2005	2004
PER SHARE DATA
Basic earnings per share	$0.25	$0.19
Diluted earnings per share	$0.24	$0.19
Book value per share	$9.50	$8.55
Basic average shares outstanding (000's)	3,043	2,823
Diluted average shares outstanding (000's)	3,129	2,891
Actual shares outstanding (000's)	3,275	2,858
Net interest margin (fully tax-equivalent)	3.34%	3.19%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q1 2005 Results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data- continued

Condensed Balance Sheet

	Unaudited March 31, 2005	Audited December 31, 2004
	(In thousands)
Assets
Cash and equivalents	$14,790	$7,183
Investments	66,653	55,832
Residential mortgage loans held for sale	2,689	6,491
Loans	310,070	305,439
Allowance for loan losses	(3,436)	(3,377)
Other Assets	20,849	19,970

Total Assets	$411,615	$391,538

Liabilities and stockholders' equity
Deposits	$293,637	$278,856
Repurchase Agreements	9,530	11,492
Federal Home Loan Bank Advances	65,360	63,360
Other Liabilities	1,673	1,929
Subordinated debentures	10,310	10,310
Stockholders' equity	31,105	25,591

Total Liabilities and stockholders' equity	$411,615	$391,538

OTHER DATA
Allowance for loan losses to total loans	1.11%	1.11%
Nonperforming loans to total loans	0.16%	0.25%
Nonperforming assets to total assets	0.29%	0.37%
Allowance for loan losses to nonperforming loans	692.74%	435.74%
Stockholders' equity to total assets	7.56%	6.54%
Tier 1 Leverage Ratio	10.18%	8.47%

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